Exhibit 99.1

FOR IMMEDIATE RELEASE

Ducommun Reports Results for the

Fourth Quarter and Year Ended December 31, 2011

Posts Record Backlog of $636 Million; LaBarge Integration Effectively Complete

LOS ANGELES, California (March 5, 2012) — Ducommun Incorporated (NYSE:DCO) today reported results for its fourth quarter and twelve months ended December 31, 2011.

Highlights

•

Net sales increased 85% to $188.2 million for the fourth quarter of 2011 versus the fourth quarter of 2010, reflecting increased sales of $90.6 million from the acquisition of LaBarge, Inc. (“LaBarge”)

•

The Company reported a net loss of $(4.60) per diluted share for the fourth quarter of 2011, reflecting a pre-tax non-cash goodwill impairment charge of $54.3 million and acquisition-related expenses. Excluding goodwill impairment charges and acquisition-related expenses, the Company’s net income was $0.27 per diluted share in the quarter. The non-cash charge does not impact the Company’s ongoing business operations nor does it affect liquidity, cash flow from operations or financial covenant compliance for any of the Company’s outstanding debt

•	Cash flow from operations was $27.9 million in the fourth quarter 2011 and $22.6 million for the full year 2011, excluding acquisition-related expenses

•	Ducommun’s record backlog at December 31, 2011 was approximately $636 million

“Ducommun ended 2011 much stronger and better positioned than when the year began, with our operations bolstered by the addition of LaBarge,” said Anthony J. Reardon, president and chief executive officer. “The integration of our two organizations is now effectively complete. We have reduced corporate overhead, and our staffs are working together seamlessly to improve and grow the new Ducommun. Our backlog stands at a record $636 million, and the legacy LaBarge business is providing many new growth avenues, offsetting some weakness in a few of our legacy military applications. At the same time, Ducommun AeroStructures continues to show top-line expansion — driven by robust commercial aerospace demand. With our focus on margins, all factors are coming together for improved performance in 2012.”

Fourth Quarter Results

Sales for the fourth quarter of 2011 increased 85% to $188.2 million, compared with $101.8 million for the fourth quarter of 2010, reflecting $90.6 million in revenue from the acquisition of LaBarge. The Company reported a net loss of $48.5 million, or $(4.60) per fully diluted share, compared with net income of $4.2 million, or $0.39 per fully diluted share, for the comparable period last year. Excluding pre-tax acquisition-related expenses (including cost of sales related to the write-up of LaBarge inventory) of $3.2 million and a pre-tax non-cash goodwill impairment charge of $54.3 million, net income for the fourth quarter of 2011 was $2.8 million, or $0.27 per fully diluted share. The $54.3 million goodwill impairment charge was related to the Company’s Ducommun LaBarge Technologies subsidiary and was driven by a decline in the Company’s market value as of December 31, 2011, following the LaBarge acquisition and a softening defense market. The non-cash charge does not impact the Company’s ongoing business operations nor does it affect liquidity, cash flow from operations or financial covenant compliance for any of the Company’s outstanding debt.

During the quarter, the Company generated $27.9 million of cash flow from operations, excluding $2.0 million of transaction-related costs.

Ducommun AeroStructures (DAS)

The DAS segment reported net sales for the fourth quarter of $68.9 million compared with $65.6 million in the prior-year period, representing an increase of 5%. The higher revenues were primarily the result of increased shipments of commercial aerospace products. Operating income for the 2011 fourth quarter was $3.4 million, or 4.9% of revenues, compared with $5.4 million, or 8.2% of revenues, for the prior-year period. The lower operating results were primarily due to start-up costs associated with new programs. These costs negatively impacted operating margins by $3.0 million, or 5.1 percentage points, on revenues of $4.9 million in the 2011 fourth quarter, compared with an impact of $1.3 million, or 2.4 percentage points, on revenues of $2.5 million in the comparable period of 2010.

Ducommun LaBarge Technologies (DLT)

The DLT segment reported net sales for the fourth quarter of $119.4 million compared with $36.2 million in the fourth quarter of 2010. The reason for the substantial increase in revenues was $90.6 million of contribution from LaBarge, covering a broad set of industrial and commercial end markets, partially offset by lower revenues tied to the Company’s engineering services business and delayed orders for F-15 and F-18 radar products. Operating loss for the fourth quarter of 2011 was $45.5 million, compared with operating income of $4.2 million in the 2010 fourth quarter. Excluding acquisition-related expenses (including cost of sales related to the write-up of LaBarge inventory) of $2.5 million and goodwill impairment charges of $54.3 million, DLT’s operating income was $11.3 million, or 9.5% of revenues, as compared with $4.2 million, or 11.7% of revenues, in the prior year period.

Corporate General and Administrative Expenses (CG&A)

CG&A expenses for the fourth quarter 2011 were $3.3 million, as compared with $5.3 million in the 2010 fourth quarter. Excluding acquisition-related expenses of $0.6 million, CG&A was $2.7 million, or 1.4% of sales, as compared with $5.3 million, or 5.2% of sales, in the prior year period.

Full Year Results

Sales for the twelve months of 2011 increased 42% to $580.9 million, compared with $408.4 million in 2010, reflecting revenue of $175.4 million from the LaBarge acquisition. The Company posted a net loss in 2011 of $47.6 million, or $(4.52) per fully diluted share, compared with net income of $19.8 million, or $1.87 per fully diluted share, in 2010. Excluding pre-tax acquisition-related expenses (including cost of sales related to the write-up of LaBarge inventory) of $18.5 million and a pre-tax non-cash goodwill impairment charge of $54.3 million, net income was $14.9 million, or $1.40 per fully diluted share. In 2011, the Company generated $22.6 million of cash flow from operations, excluding $25.6 million of acquisition-related costs.

Ducommun AeroStructures (DAS)

The DAS segment reported net sales for the twelve months of 2011 of $292.8 million, compared with $271.6 million in 2010, an increase of 8%. The higher revenues were primarily the result of increased shipments of commercial aerospace products. Operating income in 2011 was $25.8 million, or 8.8% of revenues, compared with $28.7 million, or 10.6% of revenues, in the prior year period. The lower operating results were primarily due to start-up costs for new programs. These costs negatively impacted operating margins by $8.8 million, or 4.0 percentage points, on revenues of $21.6 million in 2011, compared with an impact of $4.6 million, or 2.1 percentage points, on revenues of $9.4 million in 2010.

Ducommun LaBarge Technologies (DLT)

The DLT segment reported net sales for the twelve months of 2011 of $288.2 million compared with $136.8 million in 2010. The primary reason for the increase in revenues was $175.4 million of contribution from LaBarge representing a broad set of industrial and commercial end markets, partially offset by lower revenues for engineering services and certain legacy Ducommun manufactured technology products. Operating loss in 2011 was $33.4 million compared with operating income of $13.2 million in 2010. Excluding acquisition-related expenses (including cost of sales related to the write-up of LaBarge inventory) and pre-tax non-cash goodwill impairment charges, DLT’s operating income was $27.0 million, or 9.4% of revenues, as compared with $13.2 million, or 9.6% of revenues, in 2010.

Corporate General and Administrative Expenses (CG&A)

CG&A expenses in 2011 were $26.5 million, compared with $15.4 million in 2010. Excluding acquisition-related expenses of $12.4 million, CG&A was $14.1 million, or 2.4% of sales, in 2011, as compared with $15.4 million, or 3.8% of sales, in 2010.

“While we still have work to do, particularly with regard to improving margins, we feel very confident about the future given the strengths of a more capable and multifaceted Ducommun,” Mr. Reardon continued. “We now have additional talent to deploy, more technical and manufacturing expertise to provide, and a broader base of customers with which to partner. We knew that the last half of 2011 would present some challenges, but we did an excellent job integrating DLT and had solid operating performance within that segment as a result. Furthermore, we won and began development on 14 new aerostructure programs last year, and, while these startup contracts adversely impacted 2011 performance, we believe that investing in such programs and customers will help drive higher revenue and profit margins over the long term. Our immediate goal is to continue to generate solid cash flow, retire debt and reduce our leverage. Some challenges surely remain as we drive to improve operating results, but the outlook is bright for Ducommun.”

Conference Call

A teleconference hosted by Anthony J. Reardon, the Company’s president and chief executive officer, and Joseph P. Bellino, the Company’s vice president and chief financial officer, will be held on Tuesday, March 6, 2012 at 10:00 AM PT (1:00 PM ET) to review these financial results. To participate in the teleconference, please call 866.700.6293 (international 617.213.8835) approximately ten minutes prior to the conference time stated above. The participant passcode is 18224938. Mr. Reardon and Mr. Bellino will be speaking on behalf of the Company and anticipate the meeting and Q&A period to last approximately 45 minutes.

This call is being webcast by Thomson Reuters and can be accessed directly at the Ducommun website at www.ducommun.com. Conference call replay will be available after that time at the same link or by dialing 888 286.8010, passcode 98348927.

About Ducommun Incorporated

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace, defense, and other industries through a wide spectrum of electronic and structural applications. The company is an established supplier of critical components and assemblies for commercial aircraft and military and space vehicles as well as for the energy market, medical field, and industrial automation. It operates through two primary business units – Ducommun AeroStructures (DAS) and Ducommun LaBarge Technologies (DLT). Additional information can be found at www.ducommun.com.

Statements contained in this press release regarding other than recitation of historical facts are forward-looking statements. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should”, “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect Company’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including, but not limited to, the state of the world financial, credit, commodities and stock markets, any difficulties, delays or failure in, or unanticipated costs of, realizing the expected synergies of the LaBarge acquisition, and uncertainties regarding the Company, its businesses and the industries in which it operates, which are described in the Company’s filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:	Joseph P. Bellino	or	Chris Witty
	Vice President and Chief Financial Officer		Investor Relations
	(310) 513-7211		(646) 438-9385/cwitty@darrowir.com

[Financial Tables Follow]

DUCOMMUN INCORPORATED AND SUBSIDIARIES

COMPARATIVE DATA

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010
Sales and Service Revenues
Product sales	$181,645	$93,408	$552,408	$367,563
Service revenues	6,593	8,362	28,506	40,843

Total	188,238	101,770	580,914	408,406

Operating Costs and Expenses:
Cost of product sales	151,532	76,396	453,473	296,104
Cost of service revenues	4,371	6,826	21,505	32,156
Selling, general & administrative expenses	23,487	14,194	85,790	53,678
Goodwill impairment	54,273	—	54,273	—

Total	233,663	97,416	615,041	381,938

Operating (Loss)/Income	(45,425)	4,354	(34,127)	26,468
Interest Expense	(8,151)	(113)	(18,198)	(1,805)

(Loss)/Income Before Taxes	(53,576)	4,241	(52,325)	24,663
Income Tax Benefit/(Expense)	5,082	(82)	4,742	(4,855)

Net (Loss)/Income	$(48,494)	$4,159	$(47,583)	$19,808

Earnings Per Share
Basic (loss)/earnings per share	$(4.60)	$0.40	$(4.52)	$1.89
Diluted (loss)/earnings per share	$(4.60)	$0.39	$(4.52)	$1.87

Weighted Averaged Number of Common Shares Outstanding:
Basic	10,541	10,504	10,536	10,488
Diluted	10,565	10,626	10,621	10,596

DUCOMMUN INCORPORATED AND SUBSIDARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	Year Ended December 31,
	2011	2010
Assets
Current Assets:
Cash and cash equivalents	$41,449	$10,268
Accounts receivable (less allowance for doubtful accounts of $488 and $415)	96,174	47,949
Unbilled receivables	3,286	3,856
Inventories	154,503	72,597
Production cost of contracts	18,711	16,889
Deferred income taxes	12,020	5,085
Other current assets	14,648	4,748

Total Current Assets	340,791	161,392
Property and Equipment, Net	98,477	59,461
Goodwill	163,845	100,442
Intangibles	187,854	21,992
Other Assets	17,120	2,165

	$808,087	$345,452

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$1,960	$187
Accounts payable	60,675	39,925
Accrued liabilities	53,823	31,174

Total Current Liabilities	116,458	71,286
Long-Term Debt, Less Current Portion	390,280	3,093
Deferred Income Taxes	72,043	7,691
Other Long-Term Liabilities	25,022	9,197

Total Liabilities	603,803	91,267

Commitments and Contingencies
Shareholders’ Equity:
Common stock — $.01 par value; authorized 35,000,000 shares; issued 10,683,863 shares in 2011 and 10,650,443 shares in 2010	107	106
Treasury stock — held in treasury 143,300 shares in 2011 and 2010	(1,924)	(1,924)
Additional paid-in capital	64,378	61,684
Retained earnings	149,048	197,421
Accumulated other comprehensive loss	(7,325)	(3,102)

Total Shareholders’ Equity	204,284	254,185

	$808,087	$345,452

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DUCOMMUN INCORPORATED AND SUBSIDARIES

BUSINESS SEGMENT PERFORMANCE

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter December 31,			Year Ended December 31,
	2011	2010	Change	2011	2010	Change
Net Sales:
Ducommun AeroStructures	$68,870	$65,590	5.0%	$292,759	$271,572	7.8%
Ducommun LaBarge Technologies	119,368	36,180	229.9%	288,155	136,834	110.6%

Total Net Sales	$188,238	$101,770	85.0%	$580,914	$408,406	42.2%

Segment Operating (Loss)/Income (1)
Ducommun AeroStructures	$3,385	$5,397		$25,798	$28,738
Ducommun LaBarge Technologies (2)(6)	(45,520)	4,236		(33,390)	13,151

	(42,135)	9,633		(7,592)	41,889
Corporate General and Administrative Expenses (3)(5)	(3,290)	(5,279)		(26,535)	(15,421)

Total Operating (Loss)/Income	$(45,425)	$4,354		$(34,127)	$26,468

EBITDA (1)
Ducommun AeroStructures
Operating Income	$3,385	$5,397		$25,798	$28,738
Depreciation and Amortization	2,241	2,556		9,953	9,666

	5,626	7,953		35,751	38,404
Ducommun LaBarge Technologies
Operating (Loss)/Income (2)	(45,520)	4,236		(33,390)	13,151
Depreciation and Amortization	4,718	978		11,445	3,880

	(40,802)	5,214		(21,945)	17,031
Corporate General and Administrative Expenses (3)(4)(5)
Operating Loss	(3,290)	(5,279)		(26,535)	(15,421)
Depreciation and Amortization	22	(7)		60	51

	(3,268)	(5,286)		(26,475)	(15,370)

EBITDA — Excluding Goodwill Impairment	$(38,444)	$7,881		$(12,669)	$40,065

Adjusted EBITDA —Excluding Goodwill Impairment
Merger related transaction expenses (3)(5)	$609	$—		$12,394	$—
Merger related change-in-control compensation expenses (6)	1,369	—		3,743	—
Goodwill Impairment	54,273	—		54,273	—

	56,251	—		70,410	—

Adjusted EBITDA—Excluding Goodwill Impairment	$17,807	$7,881		$57,741	$40,065

Capital Expenditures:
Ducommun AeroStructures	$1,826	$1,797		$8,798	$5,150
Ducommun LaBarge Technologies	1,485	200		5,454	1,904
Corporate Administration	39	53		284	52

Total Capital Expenditures	$3,350	$2,050		$14,536	$7,106

(1)	Before certain allocated corporate overhead.
(2)	Includes approximately $54.3 million of goodwill impairment expense in the three months and twelve months ended December 31, 2011.
(3)	Includes approximately $.6 million and $12.4 million of merger-related transaction expenses related to the Labarge acquisition in the three months and twelve months ended December 31, 2011, respectively, and $0 in 2010.
(4)	Certain expenses, previously incurred by the operating units, are now included in the corporate general and administrative expense as a result of the Company's organizational changes.
(5)	Includes investment banking, accounting, legal, tax and valuation expenses as a direct result of the LaBarge acquisition.
(6)	Includes approximately $1.4 million and $3.7 million of merger-related transaction costs resulting from a change- in-control provision for certain LaBarge key executives and employees arising in connection with the LaBarge acquisition in the three months and twelve months ended December 31, 2011, respectively.